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                                                                 Exhibit 1(3)(c)

           Lincoln National Flexible Premium Variable Life Account F
                         American Legacy Estate Builder
                                 April 15, 1998


                             Compensation Schedule

1.  Compensation to American Funds Distributors

        .75% of first year premiums

2.  Compensation to Broker Dealers

        5.25% of first year premiums, plus
         .25% of unloaned policy values, beginning in the second policy year

3.  Special Marketing Allowance for Qualifying Broker Dealers

         .25% of first year premiums (this amount reduces compensation to American Funds Distributors)
         .10% of unloaned policy values, beginning in the second policy year